                            Triarc Companies, Inc.
                            1155 Perimeter Center West
                            Atlanta, Georgia  30338

For Immediate Release
CONTACT:          Anne A. Tarbell
(212) 451-3030
www.triarc.com

TRIARC REPORTS THIRD QUARTER AND NINE MONTHS 2007 RESULTS

Atlanta, GA, November 9, 2007– Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its third fiscal quarter and first nine months ended September 30, 2007.

Consolidated Highlights

•
Consolidated revenues increased to $324.2 million in the 2007 third quarter ($943.1 million in the 2007 first nine months) from $311.7 million in the 2006 third quarter ($911.3 million in the 2006 first nine months), primarily reflecting the impact of net additional Arby’s® restaurants with generally higher average unit volumes, as well as slightly higher restaurant royalties. Systemwide same-store sales for both periods were relatively flat.

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Consolidated revenues for the 2007 first nine months were positively impacted by increases in the asset management and related fees of Deerfield & Company LLC (“Deerfield”), which increased to $49.7 million from $48.4 million in the comparable prior year period, reflecting increases in asset management fees from increased assets under management partially offset by decreases in incentive and other fees, primarily related to Deerfield Triarc Capital Corp. ( the “REIT”), as a result of the performance of its assets under management.  Deerfield’s revenues decreased to $16.9 million in the 2007 third quarter from $17.8 million in the 2006 third quarter, primarily reflecting decreases in asset management and incentive fees related to the REIT, as a result of the performance of its portfolio, partially offset by increases in asset management fees from increased assets under management, which have increased to $15.4 billion as of November 1, 2007.

•
Consolidated operating profit increased to $22.0 million in the 2007 third quarter (operating loss of $(38.0) million in the 2007 first nine months) from $12.8 million in the 2006 third quarter (operating profit of $25.9 million in the 2006 first nine months).  These changes primarily reflect the effects of the revenue improvements discussed above for both 2007 periods, as well as the nine-month effect of the facilities relocation and corporate restructuring charges, as discussed below, of $81.3 million and lower general and administrative expenses primarily related to cost reductions at our former New York headquarters.

•
Consolidated earnings (loss) before interest, taxes, depreciation and amortization (“EBITDA”) (which we define as operating profit (loss) plus depreciation and amortization, other than amortization of deferred financing costs) increased to $42.0 million in the 2007 third quarter ($16.4 million in the 2007 first nine months), compared with $29.1 million in the 2006 third quarter ($70.3 million in the 2006 first nine months), primarily reflecting the revenue improvements for the 2007 periods and nine-month effect of the facilities relocation and corporate restructuring charges, as discussed below, and lower general and administrative expenses primarily related to cost reductions at our former New York headquarters. The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income (loss).

•
Consolidated net income increased to $3.7 million, or $0.04 per diluted Class A and Class B, Series 1, share in the 2007 third quarter (net loss of $(17.2) million in the 2007 first nine months or $(0.19) per diluted Class A and Class B, Series 1, share), compared with net income of $0.7 million, or $0.01 per diluted Class A and Class B, Series 1, share in the 2006 third quarter (net loss of $(8.8) million, or $(0.10) per diluted Class A and Class B, Series 1, share in the 2006 first nine months).  These changes principally reflect the after-tax effects of the changes in facilities relocation and corporate restructuring charges and in general and administrative expenses in the 2007 third quarter and nine month periods. In addition to the after-tax benefit from the reduction in these costs for the 2007 third quarter as compared to the 2006 third quarter, the results also include an after-tax $6.4 million gain on the sale of an investment. For the 2007 nine months, the after-tax effect of the increase in the facilities relocation and corporate restructuring charges was partially offset by the after-tax effects of a decrease in general and administrative expenses, an $8.6 million loss on early extinguishments of debt in the 2006 nine months that did not recur in the 2007 nine months, a $19.8 million gain on sale of investments and $12.8 million from the recognition of a previously unrecognized deferred tax benefit as discussed below.

•
Consolidated depreciation and amortization was $20.0 million in the 2007 third quarter ($54.4 million in the 2007 first nine months) versus $16.3 million in the 2006 third quarter ($44.3 million in the 2006 first nine months).  These increases principally reflect the additional depreciation and amortization related to 54 net company-owned restaurants added since October 1, 2006 and impairment charges primarily related to asset management contracts for two collateralized debt obligations (“CDOs”) and the write-off of product development costs for a potential new investment vehicle in our asset management segment.

•
Facilities relocation and corporate restructuring charges were $1.8 million in the 2007 third quarter ($81.3 million in the 2007 first nine months) compared with $2.2 million in the 2006 third quarter ($3.7 million in the 2006 first nine months). The charges in the 2007 first nine months principally reflect costs related to negotiated contractual settlements with our former  Chief Executive Officer and our former President and Chief Operating Officer (the “Former Executives”) evidencing the termination of their employment agreements and providing for their resignation as executive officers as of June 29, 2007, as well as payments due to another former senior executive and a current senior executive, in connection with the transfer of substantially all of our senior executive responsibilities to the Arby’s Restaurant Group, Inc. (“ARG”) management team in Atlanta, Georgia.

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Consolidated interest expense was $15.5 million in the 2007 third quarter ($46.2 million in the 2007 first nine months), compared with $34.4 million in the 2006 third quarter ($100.0 million in the 2006 first nine months).  These decreases principally reflect the effective redemption, as of September 29, 2006, of our investment in the Deerfield Opportunities Fund (the “Opportunities Fund”), a multi-strategy hedge fund managed by Deerfield that we had consolidated and which employed leverage in its investment strategies.

•
Loss on the early extinguishments of debt of $0.2 million in the 2006 third quarter ($13.7 million in the 2006 first nine months) related to the write off of previously deferred costs for prepayments of $51.0 million principal amount of our term loans as well as premiums paid to the note holders in connection with the effective conversion of $167.4 million principal amount of our 5% Convertible Notes due 2023 in the 2006 first nine months.

•
Consolidated net investment income (loss) was $(1.1) million in the 2007 third quarter ($39.7 million in the 2007 first nine months), compared with $23.0 million in the 2006 third quarter ($74.8 million in the 2006 first nine months). These decreases reflect lower interest income in both periods as a result of the effective redemption of the Opportunities Fund as of September 29, 2006 which, for the first nine months of 2007, is partially offset by a $31.3 million increase in our recognized net gains. This $31.3 million increase includes $22.9 million of gains realized on the sale of two securities that we held and $8.4 million of gains realized on several investments that had been held in the deferred compensation trusts.

•
The benefits from income taxes in the 2007 nine months reflect $12.8 million from the recognition of a previously unrecognized contingent tax benefit in connection with the settlement of certain obligations to the Former Executives relating to deferred compensation trusts during the 2007 second quarter, for which the related expense was principally recognized in prior years for financial statement purposes. The resulting effective tax rate for the 2006 nine months is higher than the 2007 nine months due to the tax effects of differences in forecasted pre-tax income in the respective periods.  Moreover, due to the impact of the catch-up effect in the year-to-date change in the estimated tax rate, despite income from continuing operations before income taxes and minority income in both the 2007 and 2006 third quarter, there was a provision for income taxes in the 2007 third quarter as compared with a benefit from taxes in the 2006 third quarter.

Restaurant Operations Highlights

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Systemwide same-store sales were relatively flat in both the 2007 third quarter and first nine months versus an increase of 5% in the 2006 third quarter (4% in the 2006 first nine months), as increases in the same-store sales of franchised restaurants were substantially offset by decreases in same-store sales of company-owned restaurants.

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We currently expect systemwide same-store sales to be positive for the 2007 fourth quarter, driven by the anticipated performance of various initiatives, such as (1) a major new product introduction of toasted sub sandwiches with accompanying increased national advertising support and couponing in October 2007, (2) the effect of price increases under our value program in August 2007 and additional selective price increases implemented in September 2007 and (3) the use of limited time menu items.  In addition, revenues should be positively impacted by the additional company-owned and franchised restaurants opened since October 1, 2006.

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Net sales from the company-owned restaurants were $285.5 million in the 2007 third quarter ($830.6 million in the 2007 first nine months), compared with $272.5 million in the 2006 third quarter ($801.9 million in the 2006 first nine months).  The 2007 increases reflect the addition of 54 net company-owned restaurants since October 1, 2006.  Same-store sales for company-owned restaurants decreased 1% in the third quarter and  nine month periods of 2007 as compared with the same periods in 2006.  The decrease in the 2007 periods primarily reflects increased competition and a shift in our marketing strategy with decreased emphasis on limited time value oriented menu offerings in the 2007 third quarter as compared with the 2006 third quarter.  These factors were partially offset by the effect of selective price increases discussed above.

•
Royalties and franchise and related fees increased to $21.8 million in the 2007 third quarter ($62.9 million in the 2007 first nine months), compared with $21.4 million in the 2006 third quarter ($61.0 million in the 2006 first nine months), due primarily to openings of 75 franchised restaurants, with generally higher than average sales volumes and the 3 restaurants that were sold to franchisees replacing the royalties from 29 generally underperforming franchised restaurants closed and the elimination of royalties from the 13 restaurants we acquired from franchisees, all since October 1, 2006.  The increase in royalties for the 2007 third quarter and first nine month periods also reflected a 1% increase in same-store sales of the franchised restaurants.  The increase reflects the positive impact of price increases implemented in the 2007 third quarter and the full period effect of improved local marketing initiatives.

•
The gross margin (difference between net sales and cost of sales divided by net sales) for our company-owned restaurants decreased to 26% of sales in the 2007 third quarter and first nine month periods from 27% in the 2006 periods.  The 1% decrease in our overall gross margin for the 2007 periods reflect the effects of (1) the price discounting associated with the value program primarily during the second quarter of 2007, (2) increases in our cost of beef and other menu items, (3) increased costs under new distribution contracts that became effective in the third quarter of 2007 which reflect the effects of higher fuel costs and (4) increased labor costs due to the Federal minimum wage increase implemented in July 2007.  These negative factors were partially offset by the effects of (1) selective price increases implemented in the 2007 third quarter and (2) an increase in rebates in the 2007 first quarter from a new beverage supplier to which we were in the process of converting in the 2006 first quarter.

•
Our restaurant business operating profit increased to $29.8 million in the 2007 third quarter ($76.7 million in the 2007 first nine months) versus $25.9 million in the 2006 third quarter ($72.1 million in the 2006 first nine months).  The increase for the 2007 third quarter reflects relatively unchanged operating margin and lower general and administrative expenses, partially offset by increased advertising and higher depreciation and amortization. For the 2007 first nine months, the increase reflects higher operating margin and lower general and administrative expenses, partially offset by higher depreciation and amortization.

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Depreciation and amortization for our restaurant operations was $14.7 million in the 2007 third quarter ($43.1 million in the 2007 first nine months) versus $13.5 million in the 2006 third quarter ($36.5 million in the 2006 first nine months).  These increases principally reflect the additional depreciation and amortization related to 54 net company-owned restaurants added since October 1, 2006, as well as charges related to disposal of properties and impairment costs of one underperforming restaurant.

•
Restaurant business EBITDA was $44.5 million in the 2007 third quarter ($119.8 million in the 2007 first nine months), compared with $39.3 million in the 2006 third quarter ($108.5 million in the 2006 first nine months) primarily reflecting the factors discussed above. Restaurant business EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

•
In the 2007 third quarter, the Arby’s system opened 35 new units (95 in the 2007 first nine months) and closed 7 (31 in the 2007 first nine months) generally underperforming units.  We plan to open approximately 10 new company-owned units during the remainder of 2007.  As of September 30, 2007, Arby’s had commitments from franchisees to build 373 new units through 2013.

Asset Management Highlights

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Triarc accounts for Deerfield, its asset management business, as a consolidated subsidiary with a minority interest.  For the 2007 third quarter, Deerfield’s reported asset management and related fees, operating profit, depreciation and amortization and EBITDA, after the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004 and compensation expense related to equity interests granted in November 2005 in our asset management segment holding company and before the effect of minority interests, were $16.9 million, $1.3 million, $4.3 million and $5.6 million, respectively.  For the 2006 third quarter, those amounts were $17.8 million, $2.1 million, $1.7 million and $3.8 million, respectively.  For the 2007 first nine months, those amounts were $49.7 million, $3.9 million, $8.0 million and $11.9 million, respectively, compared to $48.4 million, $4.3 million, $4.6 million and $9.0 million, respectively, in the first nine months of 2006.

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The increases in operating profit and EBITDA for the first nine months of 2007 versus the prior year period reflected increases in management fees, structuring and other related fees associated with new collateralized debt obligations (“CDOs”) and existing CDOs and funds, partially offset by the effect of lower incentive fees. The decrease in operating profit in the 2007 third quarter reflects a decrease in management and other fees as a result of the performance of the REIT’s portfolio as well as impairment charges related to asset management contracts for two CDOs and the write-off of product development costs for a  potential new investment vehicle in our asset management segment, which were partially offset by  increases in management fees, structuring and other related fees associated with new CDOs as well as general and administrative cost reductions. Deerfield’s EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

•
Excluding the effects of purchase accounting associated with the Deerfield acquisition in July 2004 and compensation expense related to the equity interests noted above, Deerfield’s asset management and related fees, operating profit, depreciation and amortization and EBITDA, for the 2007 third quarter before the effect of minority interests, were $16.9 million, $1.9 million, $3.6 million and $5.5 million, respectively.  For the 2006 third quarter, those amounts were $17.7 million, $3.9 million, $0.4 million and $4.4 million, respectively.  For the 2007 first nine months, those amounts were $49.6 million, $8.4 million, $4.7 million and $13.2 million, respectively, compared to $48.3 million, $9.8 million, $1.3 million and $11.1 million, respectively in the first nine months of 2006.  The attached table provides a reconciliation of Deerfield’s asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests before and after the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our subsidiary Triarc Deerfield Holdings, LLC, which is the majority owner of Deerfield.

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As of November 1, 2007, Deerfield had approximately $15.4 billion of assets under management (“AUM”), consisting of approximately $13.4 billion in 31 CDOs and a structured loan fund, approximately $901 million in four hedge funds, approximately $718 million in a real estate investment trust and approximately $353 million in several managed accounts.

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The REIT, the publicly traded real estate investment trust managed by Deerfield that invests in real estate-related securities and various other asset classes, had $718 million in assets under management as of November 1, 2007.  Triarc and its subsidiaries beneficially own approximately 2.8% of the REIT’s common stock, including approximately 2% that is held in deferred compensation trusts that will be distributed in December 2007 to the Former Executives.

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Although market conditions for asset securitizations are currently challenging, Deerfield and the REIT closed the DFR Middle Market CLO Ltd., a $300 million middle market collateralized loan obligation (“CLO”) transaction on July 17, 2007.  Additionally, Deerfield closed Bryn Mawr CLO II, Ltd., a $465 million  bank loan CLO on July 31, 2007 and, on August 2, 2007, Deerfield  closed its second Euro CLO, Gillespie CLO PLC, a €300  (approximately $410 million) CLO.

Corporate Restructuring Update

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We continue to actively examine options to realize the value of our ownership interest in Deerfield, including exploring revised terms and conditions of a possible sale of our interest to the REIT, a sale of our interest in Deerfield to another buyer or a spin-off to Triarc’s shareholders. In addition, the process of consolidating our corporate operations and headquarters in Atlanta, Georgia, with our ARG operations, and transferring senior executive responsibilities from our New York City offices to the ARG executive team in Atlanta is ongoing and is expected to be completed in early 2008.

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We are also currently incurring significant costs to evaluate a potential material acquisition of another company in the restaurant industry. There can be no assurance, however, that this acquisition will occur.

Commenting on recent developments, Roland C. Smith, Triarc’s Chief Executive Officer, said: “Arby’s is well positioned for continued growth, both organically and through acquisitions. We look forward to completing the corporate restructuring and continue to evaluate other possible restaurant company acquisitions in an effort to maximize value for our shareholders.”

Triarc is a holding company and, through its subsidiaries, is the franchisor of the Arby's restaurant system and the owner of approximately 94% of the voting interests, 64% of the capital interests and at least 52% of the profits interests in Deerfield & Company LLC (Deerfield), an asset management firm.  The Arby's restaurant system is comprised of approximately 3,600 restaurants, of which, as of September 30, 2007, 1,097 were owned and operated by our subsidiaries.  Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $15.4 billion under management as of November 1, 2007.

# # #
Notes and Table To Follow

NOTES TO PRESS RELEASE

1.
In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments.  We also use EBITDA to evaluate our segment performance and allocate resources.  Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA.  Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP.  EBITDA should not be considered as an alternative to operating profit or net income (loss).

2.
In addition to the results provided in accordance with GAAP in this press release, we present Deerfield’s asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our asset management segment holding company. We believe these non-GAAP financial measures enhance management’s ability to compare Deerfield’s historical and future operating results and to compare Deerfield’s operating results on a stand-alone basis to those of its competitors.  We also believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.  Our presentation of certain non-GAAP performance measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP.

3.
Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby’s brand and assessing trends in our restaurant operations.

4.	References in this press release to "company-owned" restaurants include owned and leased restaurants as well as one restaurant managed pursuant to a management agreement.

5.	We define gross margin as the difference between net sales and cost of sales divided by net sales.

6.
There can be no assurance that we will open approximately 10 new company-owned units during the remainder of 2007 or that our franchisees will honor their commitments to build 373 new restaurants through 2013.

7.
There can be no assurance that Triarc and DFR will reach agreement on revised terms and conditions for the sale of Deerfield.  Even if reached, such terms and conditions would likely differ materially from those set forth in the terminated agreement.  Triarc’s Board of Directors has not considered or approved any revised terms or conditions. There can be no assurance that a sale of Deerfield to another buyer or a spin-off of Deerfield will occur or the terms or timing of such transactions if they do occur.  As of the date hereof, Triarc's Board of Directors has not reached any definitive conclusions concerning the scope, benefits or timing of such a disposition of Deerfield. There can be no assurance that the potential material acquisition of another company in the restaurant industry will be completed. In addition, there can be no assurance that the acquisitions of any other restaurant companies will occur or that if any such acquisitions occur, they will be successfully integrated with the Company’s existing restaurant operations. There can be no assurance that our corporate restructuring will be completed or the terms or timing of such completed restructuring.  There can be no assurance that Triarc’s New York-based corporate operations and headquarters will be successfully integrated with ARG’s existing Atlanta-based operations.

8.
Certain statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, “Triarc” or the “Company”) and statements preceded by, followed by, or that include the words ”may,” “believes,” “plans,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute ”forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act.  The forward-looking statements contained in this press release are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors.  Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act.  Many important factors could affect our future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements contained herein.  Such factors, all of which are difficult or impossible to predict accurately and many of which are beyond our control, include, but are not limited to, the following:

•	competition, including pricing pressures and the potential impact of competitors’ new units on sales by Arby’s restaurants;

•	consumers’ perceptions of the relative quality, variety, affordability and value of the food products we offer;

•	success of operating initiatives;

•	development costs, including real estate and construction costs;

•	advertising and promotional efforts by us and our competitors;

•	consumer awareness of the Arby’s brand;

•	the existence or absence of positive or adverse publicity;

•	new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

•
changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as “mad cow disease” and avian influenza or “bird flu”;

•	changes in spending patterns and demographic trends, such as the extent to which consumers eat meals away from home;

•	adverse economic conditions, including high unemployment rates, in geographic regions that contain a high concentration of Arby’s restaurants;

•	the business and financial viability of key franchisees;

•	the timely payment of franchisee obligations due to us;

•	availability, location and terms of sites for restaurant development by us and our franchisees;

•	the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

•	delays in opening new restaurants or completing remodels;

•	the timing and impact of acquisitions and dispositions of restaurants;

•	our ability to successfully integrate acquired restaurant operations;

•	anticipated or unanticipated restaurant closures by us and our franchisees;

•	our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby’s restaurants successfully;

•	changes in business strategy or development plans, and the willingness of our franchisees to participate in our strategies and operating initiatives;

•	business abilities and judgment of our and our franchisees’ management and other personnel;

•	availability of qualified restaurant personnel to us and to our franchisees, and our and our franchisees’ ability to retain such personnel;

•
our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby’s restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

•	changes in commodity (including beef and chicken), labor, supply, distribution and other operating costs;

•	availability and cost of insurance;

•	adverse weather conditions;

•
significant reductions in our client assets under management (which would reduce our advisory fee revenue), due to such factors as weak performance of our investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that we trade, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products we offer, and loss of investor confidence due to adverse publicity, and non-renewal or early termination of investment management agreements;

•	increased competition from other asset managers offering products similar to those we offer;

•	pricing pressure on the advisory fees that we can charge for our investment advisory services;

•
difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

•
our removal as investment manager of the real estate investment trust or one or more of the collateral debt obligation vehicles (CDOs) or other accounts we manage, or the reduction in our CDO management fees because of payment defaults by issuers of the underlying collateral or the triggering of certain structural protections built into CDOs;

•	availability, terms (including changes in interest rates) and deployment of capital;

•	the outcome of and costs related to the potential sale of our interest in Deerfield;

•
changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, payment card industry rules, overtime rules, minimum wage rates, government-mandated health benefits, and taxation rates;

•	the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

•	the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy and the effects of war or terrorist activities and;

•
other risks and uncertainties affecting us and our subsidiaries referred to in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”) (in particular, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”) and in our other current and periodic filings with the Securities and Exchange Commission.

9.
All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws.  In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

Triarc Companies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Third Quarter and Nine Months Ended October 1, 2006 and September 30, 2007

	Third Quarter Ended		Nine Months Ended
	2006	2007	2006	2007
	(In thousands except per share amounts)
	(Unaudited)
Revenues:
Net sales	$272,493	$285,496	$801,890	$830,566
Royalties and franchise and related fees	21,403	21,777	61,025	62,855
Asset management and related fees	17,766	16,940	48,390	49,659
	311,662	324,213	911,305	943,080
Costs and expenses:
Cost of sales, excluding depreciation and amortization	197,582	210,940	583,983	610,799
Cost of services, excluding depreciation and amortization	7,313	6,562	18,743	19,760
Advertising and promotions	19,861	20,929	59,771	59,316
General and administrative, excluding depreciation and amortization	55,656	42,009	174,151	155,567
Depreciation and amortization, excluding amortization of deferred financing costs	16,250	20,022	44,314	54,411
Facilities relocation and corporate restructuring	2,165	1,807	3,743	81,254
Loss on settlement of unfavorable franchise rights	-	-	658	-
	298,827	302,269	885,363	981,107
Operating profit (loss)	12,835	21,944	25,942	(38,027)
Interest expense	(34,426)	(15,489)	(100,048)	(46,164)
Loss on early extinguishments of debt	(194)	-	(13,671)	-
Investment income (loss), net	23,021	(1,083)	74,767	39,690
Gain on sale of unconsolidated business	3	-	2,259	2,558
Other income, net	318	1,101	5,754	3,308
Income (loss) from continuing operations before income taxes and minority interests	1,557	6,473	(4,997)	(38,635)
(Provision for) benefit from income taxes	203	(4,174)	3,135	24,385
Minority interests in (income) loss of consolidated subsidiaries	(976)	1,432	(6,674)	(2,832)
Income (loss) from continuing operations	784	3,731	(8,536)	(17,082)
Loss from discontinued operations	(97)	-	(312)	(149)
Net income (loss)	$687	$3,731	$(8,848)	$(17,231)

EBITDA (a)	$29,085	$41,966	$70,256	$16,384

Basic and diluted income (loss) from continuing operations and net income (loss) per share of Class A common stock and Class B common stock	$.01	$.04	$(.10)	$(.19)

Shares used to calculate income (loss) per share:
Class A common stock
Basic	27,672	28,882	27,087	28,821
Diluted	28,716	28,997	27,087 (b)	28,821 (b)
Class B common stock
Basic	60,184	63,655	58,822	63,478
Diluted	62,857	64,362	58,822 (b)	63,478 (b)

(a)	The calculation of EBITDA by segment and a reconciliation of consolidated EBIDTA to net income (loss) follow:

	Third Quarter Ended		Nine Months Ended
	2006	2007	2006	2007
	(In thousands)
Operating profit (loss):
Restaurants	$25,890	$29,846	$72,051	$76,674
Asset management	2,062	1,262	4,335	3,877
General corporate	(15,117)	(9,164)	(50,443)	(118,578)
Consolidated operating profit (loss)	12,835	21,944	25,942	(38,027)
Plus: depreciation and amortization, excluding amortization of deferred financing costs:
Restaurants	13,459	14,661	36,455	43,146
Asset management	1,698	4,289	4,629	8,003
General corporate	1,093	1,072	3,230	3,262
Consolidated depreciation and amortization, excluding amortization of deferred financing costs	16,250	20,022	44,314	54,411
EBITDA:
Restaurants	39,349	44,507	108,506	119,820
Asset management	3,760	5,551	8,964	11,880
General corporate	(14,024)	(8,092)	(47,214)	(115,316)
Consolidated EBITDA	29,085	41,966	70,256	16,384
Depreciation and amortization, excluding amortization of deferred financing costs	(16,250)	(20,022)	(44,314)	(54,411)
Interest expense	(34,426)	(15,489)	(100,048)	(46,164)
Loss on early extinguishment of debt	(194)	--	(13,671)	--
Investment income (loss), net	23,021	(1,083)	74,767	39,690
Gain on sale of unconsolidated business	3	--	2,259	2,558
Other income, net	318	1,101	5,754	3,308
Income (loss) from continuing operations before income taxes and minority interests	1,557	6,473	(4,997)	(38,635)
(Provision for) benefit from income taxes	203	(4,174)	3,135	24,385
Minority interests in (income) loss of consolidated subsidiaries	(976)	1,432	(6,674)	(2,832)
Income (loss) from continuing operations	784	3,731	(8,536)	(17,082)
Loss from discontinued operations	(97)	--	(312)	(149)
Net income (loss)	$687	$3,731	$(8,848)	$(17,231)

(b)
The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the nine month periods ended September 30, 2007 and October 1, 2006 since there was a loss from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive.

(c)
The reconciliation of certain operating measures of Deerfield before purchase accounting and compensation expense related to equity interests granted in asset management segment holding company adjustments to those measures after such adjustments for the 2007 third quarter and first nine months, and 2006 third quarter and first nine months  follows:

	Asset Management and Related Fees (1)	Operating Profit (1)	Depreciation and Amortization, Excluding Amortization of Deferred Financing Costs (1)	EBITDA (1)
	(In thousands)
For the quarter ended September 30, 2007:
Before adjustments for purchase accounting and compensation expense related to equity interests granted in asset management segment holding company (2)	$16,914	$1,882	$3,643	$5,525
Expected asset management fees recorded as a receivable in purchase accounting	26	26	--	26
Amortization of intangible assets recorded in purchase accounting	--	(646)	(646)	--
After adjustments for purchase accounting and compensation expense related to equity interests granted in asset management segment holding company	$16,940	$1,262	$4,289	$5,551

For the nine months ended September 30, 2007:
Before adjustments for purchase accounting and compensation expense related to equity interests granted in asset management segment holding company (2)	$49,582	$8,440	$4,749	$13,189
Expected asset management fees recorded as a receivable in purchase accounting	77	77	--	77
Amortization of intangible assets recorded in purchase accounting	--	(3,254)	3,254	--
Compensation expense related to equity interests granted in asset management segment holding company (3)	--	(1,386)	--	(1,386)
After adjustments for purchase accounting and compensation expense related to equity interests granted in asset management segment holding company	$49,659	$3,877	$8,003	$11,880

	Asset Management and Related Fees (1)	Operating Profit (1)	Depreciation and Amortization, Excluding Amortization of Deferred Financing Costs (1)	EBITDA (1)
	(In thousands)
For the quarter ended October 1, 2006:
Before adjustments for purchase accounting and compensation expense related to equity interests granted in asset management segment holding company (2)	$17,740	$3,934	$442	$4,376
Expected asset management fees recorded as a receivable in purchase accounting	26	26	--	26
Amortization of intangible assets recorded in purchase accounting	--	(1,256)	1,256	--
Compensation expense related to equity interests granted in asset management segment holding company (3)	--	(642)	--	(642)
After adjustments for purchase accounting and compensation expense related to equity interests granted in asset management segment holding company	$17,766	$2,062	$1,698	$3,760

For the nine months ended October 1, 2006:
Before adjustments for purchase accounting and compensation expense related to equity interests granted in asset management segment holding company (2)	$48,313	$9,777	$1,330	$11,107
Expected asset management fees recorded as a receivable in purchase accounting	77	77	--	77
Amortization of intangible assets recorded in purchase accounting	--	(3,299)	3,299	--
Compensation expense related to equity interests granted in asset management segment holding company (3)	--	(2,220)	--	(2,220)
After adjustments for purchase accounting and compensation expense related to equity interests granted in asset management segment holding company	$48,390	$4,335	$4,629	$8,964

_______________
(1)	All amounts are before the effects of minority interests.
(2)
The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $0.5 million for the 2006 third quarter and $1.4 million for the nine months ended October 1, 2006.

(3)
On November 10, 2005, pursuant to an equity arrangement approved by the compensation committee of our board of directors, certain members of Triarc’s management subscribed for equity interests in our subsidiary that holds our equity interests in Deerfield, each of which consists of a capital interest portion and a profits interest portion.  These interests have the effective result of reducing our 61.5% interest in the profits of Deerfield to as low as 52.3%, depending on the level of Deerfield profits.